Exhibit 10.7

2014 CASH BONUS PLAN

Eligible Executives: CEO, CFO, Division Executives, VPs, Senior Directors

•	Bonus pool is funded by achievement of payout targets with an 80% threshold, 100% target and 120% maximum, with ratable payouts in between

•	Bonus target payouts based on a percentage of base salary

•	Bonus are weighted 20% in Q1, 20% in Q2, 20% in Q3 and 40% in Q4

•	Payouts to the CEO and CFO will be weighted as follows:

•	40% based on consolidated revenue growth

•	30% based on EBITDA

•	15% based on growth of mobile

•	15% based on B2B growth

•	Payouts to the remaining executives will have weighted factors commensurate with job duties and divisional responsibilities

	Bonus as a Percentage of Base Salary
	At minimum (80%)	At 100%	At maximum (120%)
CEO	48%	60%	72%
CFO	20%	40%	48%
Division Executives	22%	35%	42%
VPs	varies	25%	varies
Senior Directors	varies	20%	varies